Exhibit 10.1

MASTER LEASE AGREEMENT

dated as of ______________________

MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this **"Agreement"**) is between **First Columbia Gold Corp** (together with its successors and assigns, if any, **"Lessor"**) and **SWO & ISM, LLC** (**"Lessee"**). Lessor has an office at 6000 Poplar Ave. Ste 250, Memphis, TN 38119. Lessee is a Limited Liability Company organized and existing under the laws of the state of Nevada. Lessee's mailing address and chief executive office is ______________________________. This Agreement contains the general terms that apply to the leasing of certain equipment and personal property (the **"Equipment"**) from Lessor to Lessee. Additional terms that apply to the Equipment and financial terms in relation to the lease of the Equipment (term, rent, options, etc.) shall be contained on an equipment schedule (each a **"Schedule"**, and collectively the **"Schedules"**). This Agreement together with any Schedule shall constitute the **"Lease"** for any Equipment. Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms set forth in the applicable Schedule(s).

1. LEASING:

(a) Subject to the terms and conditions set forth below, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the Equipment described in any Schedule signed by both parties.

(b) Lessor shall purchase Equipment from the manufacturer or supplier (**"Supplier"**) and lease it to Lessee if on or before the Last Delivery Date Lessor receives (i) a Schedule for the Equipment, (ii) evidence of insurance which complies with the requirements of Section 9, and (iii) such other documents as Lessor may reasonably request. Each of the documents required above must be in form and substance satisfactory to Lessor. Lessor hereby appoints Lessee its agent for inspection and acceptance of the Equipment from Supplier. Once the Schedule is signed, Lessee may not cancel the Schedule.

2. TERM, RENT AND PAYMENT:

(a) The rent (**"Rent"**) payable for the Equipment and Lessee's right to use the Equipment shall begin on the earlier of (i) the date when Lessee signs the Schedule and accepts the Equipment or (ii) when Lessee has accepted the Equipment under a Certificate of Acceptance (**"Lease Commencement Date"**). The term of the Lease for any Equipment shall commence on the Basic Lease Commencement Date and shall continue, unless earlier cancelled or terminated pursuant to the provisions of the applicable Schedule (the **"Term"**). If any term is extended or renewed, the word **"Term"** shall be deemed to refer to all extended or renewal terms, and all provisions of this Agreement shall apply during any such extension or renewal terms, except as may be otherwise specifically provided in writing.

(b) Lessee shall pay rent to Lessor at its address stated above, unless otherwise directed by Lessor. Each payment of Rent (each a **"Rent Payment"**) shall be in the amount set forth in, payable at such intervals and due in accordance with the provisions of the applicable Schedule. If any Interim Rent and/or any Advance Rent is payable in respect of any Equipment, such Interim Rent and/or Advance Rent shall be set forth in the applicable Schedule and shall be due and payable in accordance with the terms of the Schedule. Upon Lessor's receipt of the Interim Rent and the Advance Rent, (i) the Interim Rent shall be applied to the Rent Payment due for the Interim Period, if any, set forth in the Schedule, and (ii) the Advance Rent shall be applied to the first Rent Payment due for the Basic Term, and (iii) the remaining balance, if any, shall be applied to the next scheduled Rent Payment under such Schedule. In no event shall any Interim Rent, Advance Rent or any other Rent Payments be refunded to Lessee. If Lessor does not receive from Lessee payment in full of any scheduled Rent Payment or any other sum due under any Lease within ten (10) days after its due date, Lessee agrees to pay, a late fee equal to five percent (5%) on such unpaid Rent Payment or other sum, but not exceeding any lawful maximum. Such late fee will be immediately due and payable, and is in addition to any other costs, fees and expenses that Lessee may owe as a result of such late payment.

3. TAXES AND FEES:

(a) If permitted by law, Lessee shall report and pay promptly all taxes, fees and assessments due, imposed, assessed or levied against any Equipment (or purchase, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any rents or receipts hereunder), any Schedule, Lessor or Lessee, by any domestic or foreign governmental entity or taxing authority during or related to the Term of any Lease, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (collectively **"Taxes"**). Lessee shall have no liability for Taxes imposed by the United States of America or any state or political subdivision thereof which are on or measured by the net income of Lessor except as provided in Sections 3 and 14(c). Lessee shall promptly reimburse (on an after tax basis) Lessor for any Taxes charged to or assessed against Lessor. Lessee shall show Lessor as the owner of the Equipment on all tax reports or returns, and send Lessor a copy of each report or return and evidence of Lessee's payment of Taxes upon request.

(b) Lessee's obligations, and Lessor's rights, privileges and indemnities, contained in this Section 4 shall survive the expiration or other cancellation or termination of this Agreement.

4. REPORTS:

(a) If any tax or other lien shall attach to any Equipment, Lessee will notify Lessor in writing, within ten (10) days after Lessee becomes aware of the tax or lien. The notice shall include the full particulars of the tax or lien and the location of such Equipment on the date of the notice.

(b) Lessee will deliver or make available to Lessor, Lessee's and any Guarantor's, if applicable, complete financial statements prepared in accordance with generally accepted accounting principles, consistently applied, certified by a recognized firm of certified public accountants within ninety (90) days of the close of each fiscal year of Lessee, together with a certificate of an authorized officer of Lessee stating that such officer has reviewed the activities of Lessee and that to the best of such officer's knowledge, there exists no Event of Default or event which with notice or lapse of time (or both) would become an Event of Default.

(c) Lessor may inspect any Equipment during normal business hours after giving Lessee reasonable prior notice.

(d) Lessee will keep the Equipment under any Lease at the Equipment Location specified in the applicable Schedule and will give Lessor at least five (5) business days prior written notice of any relocation of such Equipment. If Lessor asks, Lessee will promptly notify Lessor in writing of the location of any Equipment.

(e) If any Equipment is lost or damaged (where the estimated repair costs would exceed the greater of ten percent (10%) of the original Equipment cost or fifty thousand and 00/100 dollars ($50,000)), or is otherwise involved in an accident causing personal injury requiring hospital admission and/or (as the case may be) requiring federal, state or local government reporting (including without limitation to the Occupational Safety and Health Administration) and/or (as the case may be) causing third party property damage in excess of fifty thousand dollars ($50,000), Lessee will promptly and fully report the event to Lessor in writing within ten (10) days of the occurrence of any such incident.(f) Upon Lessor's request, Lessee will provide within ten (10) days of such request, copies of the insurance policies or other evidence required by the terms hereof.

(g) Upon reasonable request by Lessor, Lessee will furnish a certificate of an authorized officer of Lessee stating that he has reviewed the activities of Lessee and that, to the best of his knowledge, no Event of Default or event which with notice or lapse of time (or both) would become an Event of Default within thirty (30) days of Lessor's request.

(h) Lessee will promptly notify Lessor of any change in Lessee's state of incorporation or organization, in any case within thirty (30) days of such change.

(i) Upon reasonable request by Lessor, Lessee will provide Lessor such other reports or information in relation to the Equipment and the maintenance thereof.

5. INSURANCE:

(a) Lessee shall bear the entire risk of any loss, theft, damage to, or destruction of, any unit of Equipment from any cause whatsoever from the time the Equipment is shipped to Lessee.

(b) Lessee shall secure and maintain in effect at its own expense throughout the Term of any Lease of the Equipment, insurance for such amounts and against such hazards as Lessor may reasonably require. All such policies shall be with companies, and on terms, reasonably satisfactory to Lessor. The insurance shall include coverage for damage to or loss of the Equipment, liability for personal injuries, death or property damage. Lessor shall be named as additional insured with a loss payable clause in favor of Lessor, as its interest may appear, irrespective of any breach of warranty or other act or omission of Lessee. The insurance shall provide for liability coverage in an amount equal to at least ONE MILLION U.S. DOLLARS ($1,000,000.00) total liability per occurrence, unless otherwise stated in any Schedule. The casualty/property damage coverage shall be in an amount equal to the full replacement cost of the Equipment and shall have deductible amounts acceptable to Lessor. Notwithstanding anything in this Section 9(b) to the contrary, as long as Lessee is not subject to an Event of Default under this Agreement, Lessee may assume a deductible exposure of up to TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) in the aggregate per occurrence under the physical damage insurance coverages required to be maintained under the Agreement. No insurance shall be subject to any co-insurance clause. The insurance policies shall provide that the insurance may not be altered or canceled by the insurer until after thirty (30) days written notice to Lessor. Lessee agrees to deliver to Lessor evidence of insurance reasonably satisfactory to Lessor.

(c) Lessee hereby appoints Lessor as Lessee's attorney-in-fact to make proof of loss and claim for insurance, and to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Lessor shall not act as Lessee's attorney-in-fact unless Lessee is in default. Lessee shall pay any reasonable expenses of Lessor in adjusting or collecting insurance. Lessee will not make adjustments with insurers except (provided Lessee is not subject to an Event of Default under this Agreement) with respect to claims for damage to any unit of Equipment where the repair costs for such unit of Equipment are less than ten percent (10%) of the original Equipment cost (as stipulated in the applicable Schedule for such Equipment). Lessee may, at its option (unless Lessee is subject to an Event of Default, in which case Lessor may, at its option) apply proceeds of insurance, in whole or in part, to (i) repair or replace Equipment or any portion thereof, or (ii) satisfy any obligation of Lessee to Lessor under this Agreement.

6. DEFAULT AND REMEDIES:

(a) Lessee shall be in default under this Agreement and under any Lease upon the occurrence of any of the following (each an **"Event of Default"**, and collectively, the **"Events of Default"**):

(i) Lessee fails to pay within ten (10) days after its due date, any Rent or any other amount due under this Agreement or any Lease;

(ii) Lessee breaches any of its insurance obligations under this Agreement or any other Document (as defined in Section 16 hereof);

(iii) Lessee breaches any of its other obligations under any Lease (other than those described in Section 11(a)(i) and (ii) above), and fails to cure that breach within thirty (30) days after written notice from Lessor;

(iv) any representation, warranty or covenant made by Lessee or any guarantor or surety for the obligations under any Lease (each a **"Guarantor"**, and collectively, the **"Guarantors"**) in connection with this Agreement or under any Lease shall be materially false or materially misleading;

(v) any Equipment is illegally used;

The default declaration shall apply to all Schedules unless specifically excepted by Lessor.

Lessor may cancel or terminate the Lease as to any or all of the Equipment, and any cancellation or termination of Leases shall occur only upon written notice by Lessor to Lessee and only as to the units of Equipment specified in any such notice.

(e) Any Event of Default under the terms of this Agreement, any Lease or any other agreement between Lessor and Lessee may be declared by Lessor a default under this Agreement, any Lease and any such other agreement between Lessor and Lessee.

7. ASSIGNMENT: LESSEE SHALL NOT SELL, TRANSFER, ASSIGN, ENCUMBER OR SUBLET ANY EQUIPMENT OR THE INTEREST OF LESSEE IN THE EQUIPMENT WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR, WHICH CONSENT WILL NOT BE UNREASONABLY WITHHELD. However, Lessor shall not be deemed to have unreasonably withheld its consent if: (A) in Lessor's opinion, there is expected to be any adverse affect on Lessor's interest in the Lease, the Equipment, or any related Tax Benefits, (B) at the time of Lessee's request, Lessee is subject to an Event of Default or an event that with the giving of notice or passage of time or both would constitute an Event of Default, (C) any proposed assignee or (as the case may be) sublessee fails to meet Lessor's compliance screening standards then in effect (e.g., "Patriot Act"), or (D) Lessor fails to receive, in form and substance satisfactory to Lessor, any transfer and assumption agreement, consents to sublease, new or amended financing statements, or other documents and instruments that may be required by Lessor in connection with such request.. Lessor may, without the consent of Lessee, assign this Agreement, any Schedule or the right to enter into a Schedule. Lessee agrees that if Lessee receives written notice of an assignment from Lessor, Lessee will pay all rent and all other amounts payable under any assigned Schedule to such assignee or as instructed by Lessor. Lessee also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor for any reason whatsoever.

8. INDEMNIFICATION:

(a) Lessee hereby agrees to indemnify and save, on a net after-tax basis, Lessor and its affiliates, and all of Lessor's and such affiliates' respective directors, shareholders, officers, employees, agents, employees, predecessors, attorneys-in-fact, lawyers, successors and assigns (each an **"Indemnitee"**) harmless from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including reasonable attorneys' fees and legal expenses, of whatsoever kind and nature and other costs of investigation or defense, including those incurred upon any appeal arising out of or relating to the Equipment, this Agreement or any Lease or any other Document (as defined in Section 16 hereof) (collectively, **"Claims"**) whether in law or equity, or in contract, tort or otherwise.

9. DISCLAIMER: LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE EQUIPMENT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE EQUIPMENT LEASED UNDER THIS AGREEMENT OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other person with respect to any of the following; (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by any Equipment, any inadequacy thereof, any deficiency or defect (latent or otherwise) of the Equipment, or any other circumstance in connection with the Equipment; (ii) the use, operation or performance of any

Equipment or any risks relating to it; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Equipment. If, and so long as, no default exists under this Agreement, Lessee shall be, and hereby is, authorized during the Term of any Lease to assert and enforce whatever claims and rights Lessor may have against any Supplier of the Equipment leased hereunder at Lessee's sole cost and expense, in the name of and for the account of Lessor and/or Lessee, as their interests may appear.

17. EARLY TERMINATION:

(a) On or after the First Termination Date (specified in the applicable Schedule), Lessee may, so long as no Event of Default (or event or circumstance which with the giving of notice or passage of time or both, would result in an Event of Default) exists and no Casualty Occurrence has occurred, terminate this Agreement as to all (but not less than all) of the Equipment on such Schedule as of a rent payment date (**"Termination Date"**). Lessee must give Lessor at least ninety (90) days', but no more than one hundred eighty (180) days' prior written notice of the termination.

(b) Lessee shall, and Lessor shall have the right to, solicit cash bids for the Equipment on an AS IS, WHERE IS BASIS without recourse to or warranty from Lessor, express or implied (**"AS IS BASIS"**). Prior to the Termination Date, Lessee shall (i) certify to Lessor any bids received by Lessee and (ii) pay to Lessor (1) the Termination Value (calculated as of the Rent due on the Termination Date) for the Equipment, and (2) all Rent and other sums due and unpaid as of the Termination Date.

(c) If all amounts due hereunder have been paid on the Termination Date, Lessor shall (i) sell the Equipment on an AS IS BASIS for cash to the highest bidder and (ii) refund the proceeds of such sale (net of any related expenses) to Lessee up to the amount of the Termination Value. If such sale is not consummated, no termination shall occur and Lessor shall refund the Termination Value (less any expenses incurred by Lessor) to Lessee.

(d) Notwithstanding the foregoing, Lessor shall have the right to elect by written notice, at any time prior to the Termination Date, not to sell the Equipment. In that event, on the Termination Date Lessee shall (i) return the Equipment (in accordance with Section 10) and (ii) pay to Lessor an amount equal to the sum of (x) the Termination Value (calculated as of the Termination Date) for the Equipment as required under Section 17(b)(ii)(1) above less the amount of the highest bid certified by Lessee to Lessor, plus (y) all Rent and other amounts due and unpaid as of the Termination Date as required under Section 17(b)(ii)(2) above.

18. END OF LEASE PURCHASE OPTION:

(a) On the expiration of any Lease, Lessee may, so long as no Event of Default (or event or circumstance which with the giving of notice or passage of time or both, would result in an Event of Default) exists thereunder, and such Lease has not been earlier cancelled or terminated, purchase all (but not less than all) of the Equipment set forth in any Schedule on an AS IS BASIS for cash equal to $1.00 (plus all applicable sales taxes). Lessee must notify Lessor of its intent to purchase the Equipment in writing at least ten (10) days prior to the expiration date of such Lease. If Lessee is in default, or if the Lease or this Agreement has already been cancelled or terminated, Lessee may not purchase the Equipment.

19. MISCELLANEOUS:

(a) The Equipment shall remain Lessor's property unless Lessee purchases the Equipment from Lessor in accordance with the terms hereof, and until such time Lessee shall only have the right to use the Equipment as a lessee. Any cancellation or termination by Lessor of this Agreement, any Schedule, supplement or amendment hereto, or the lease of any Equipment hereunder shall not release Lessee from any then outstanding obligations to Lessor hereunder. All Equipment shall at all times remain personal property of Lessor even though it may be attached to real property. The Equipment shall not become part of any other property by reason of any installation in, or attachment to, other real or personal property.

(c) Any provisions in this Agreement and any Schedule that are in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

(b) Lessee hereby irrevocably authorizes Lessor to adjust the Capitalized Lessor's Cost up or down by no more than ten percent (10%) within each Schedule to account for equipment change orders, equipment returns, invoicing errors, and similar matters. Lessee acknowledges and agrees that the rent shall be adjusted as a result of the change in the Capitalized Lessor's Cost. Lessor shall send Lessee a written notice stating the final Capitalized Lessor's Cost, if it has changed.

(c) This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page of this Agreement or any delivery contemplated hereby by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart thereof.

(d) Each party hereto agrees to keep confidential, the terms and provisions of the Documents and the transactions contemplated hereby and thereby (collectively, the **"Transactions"**); provided that either party may disclose the terms and provisions of the Documents and transactions contemplated hereby and thereby (collectively, **"Confidential Information"**) (i) to its or its controlling entities' employees, officers, directors, agents, consultants, auditors, attorneys and accountants, (ii) if it is reasonably believed by it to be compelled by any court decree, subpoena or other legal or administrative order or process, (iii) on the advice of its counsel, otherwise required by law or necessary or appropriate in connection with any litigation or other proceeding to which it or its affiliates is a party, or (iv) which becomes available to such party from a third party on a non-confidential basis. Notwithstanding the foregoing, the obligations of confidentiality contained herein, as they relate to the Transactions, shall not apply to the federal tax structure or federal tax treatment of the Transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transactions. The preceding sentence is intended to cause each Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transactions or any federal tax matter or federal tax idea related to the Transactions.

IN WITNESS WHEREOF, Lessee and Lessor have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

LESSOR:	LESSEE:
First Colombia Gold Corp.	**SWO & ISM, LLC**
By: E Robert Gates	By: [signature]
Name: E. ROBERT GATES	Name: Signature Monica Ticer
Title: C.E.O.	Title: member/Manager

Exhibit 10.02

LEAS8760

MACHINE TOOLS EQUIPMENT SCHEDULE
SCHEDULE NO. 001
DATED THIS ________________
TO MASTER LEASE AGREEMENT
DATED AS OF __________________

Lessor & Mailing Address:

Lessee & Mailing Address:

This Schedule is executed pursuant to, and incorporates by reference the terms and conditions of, and capitalized terms not defined herein shall have the meanings assigned to them in, the Master Lease Agreement identified above (**"Agreement"** said Agreement and this Schedule being collectively referred to as **"Lease"**). This Schedule, incorporating by reference the Agreement, constitutes a separate instrument of lease.

A. Equipment: Subject to the terms and conditions of the Lease, Lessor agrees to lease to Lessee the Equipment described below (the **"Equipment"**).

Number of Units	Capitalized Lessor's Cost	Manufacturer	Serial Number	Model and Type of Equipment

and including all Purchase Orders, additions, attachments, accessories and accessions thereto, and any and all substitutions, upgrades, replacements or exchanges therefor, and all insurance and/or other proceeds thereof.

B. Financial Terms

1. Advance Rent (if any): **Not Applicable**
2. Monthly Payments: **$ 100.00**
3. Basic Term (No. of Months): **60** Months.
4. Basic Term Commencement Date:
5. Lessee Federal Tax ID No.:
6. Last Delivery Date:

** Conditions Precedent to Leasing/Funding: All of the terms and conditions set forth in this Lease are subject to the satisfaction of all the following conditions precedent no later than the Last Delivery Date, each in form and substance satisfactory to Lessor at its sole discretion: (i) all of the conditions precedent set forth in the Agreement (including Section 1 thereof), this Schedule and the other Documents relating to this Schedule; (ii) no Event of Default or event which with the passage of time or the giving of notice would become an Event of Default has occurred under the Agreement; (iii) as of the Last Delivery Date, there will have been, since the date that this Schedule is delivered to the Lessee for execution, no adverse change (as determined by Lessor in its sole discretion) in the business prospects or projections, operations, management, financial or other conditions of the Lessee, any affiliate of Lessee, any

Guarantor, or any other party to whom Lessor may have recourse in regard to this Lease, or in the industry in which Lessee or Guarantor or such other party operates, or a change in control of any one of the aforesaid parties; and (iv) the absence, during the period from the date that this Schedule is delivered to the Lessee for execution to the Last Delivery Date, of any disruption of, or adverse change in, the leasing or lending market, leasing or loan syndication, or financial, banking or capital markets conditions. If any such condition precedent is not so satisfied by the Last Delivery Date, Lessor shall have no obligation to proceed with the transactions contemplated under this Schedule or any other Documents related to this Schedule.

9. First Termination Date: **Thirty-six (36)** months after the Basic Term Commencement Date.

10. Interim Rent: For the period from and including the Lease Commencement Date to but not including the Basic Term Commencement Date (**"Interim Period"**), Lessee shall pay as rent (**"Interim Rent"**) for each unit of Equipment, the product of the Daily Lease Rate Factor times the Capitalized Lessor's Cost of such unit times the number of days in the Interim Period. Interim Rent shall be due on ________.

11. Basic Term Rent. Commencing on ________ and on the same day of each month thereafter (each, a **"Rent Payment Date"**) during the Basic Term, Lessee shall pay as rent (**"Basic Term Rent"**) the product of the Basic Term Lease Rate Factor times the Capitalized Lessor's Cost of all Equipment on this Schedule.

C. Tax Benefits

Depreciation Deductions:

1. Depreciation method is the 200% declining balance method, switching to straight line method for the 1st taxable year for which using the straight line method with respect to the adjusted basis as of the beginning of such year will yield a larger allowance.

2. Recovery Period: **5 years**.

3. Basis: 100 % of the Capitalized Lessor's Cost.

D. Property Tax

APPLICABLE TO EQUIPMENT LOCATED IN KENTUCKY: Lessee agrees that it will not list any of such Equipment for property tax purposes or report any property tax assessed against such Equipment until otherwise directed in writing by Lessor. Upon receipt of any property tax bill pertaining to such Equipment from the appropriate taxing authority, Lessor will pay such tax and will invoice Lessee for the expense. Upon receipt of such invoice, Lessee will promptly reimburse Lessor for such expense.

Lessor may notify Lessee (and Lessee agrees to follow such notification) regarding any changes in property tax reporting and payment responsibilities.

IN WITNESS WHEREOF, Lessee and Lessor have caused this Schedule to be executed by their duly authorized representatives as of the date first above written.

LESSOR:	LESSEE:
First Colombia Gold Corp.	**SWO & ISM, LLC**
By: E Robert Gates	By: [signature]
Name: E. ROBERT GATES	Name: [illegible]
Title: C.E.O.	Title: Member/Manager

(c) This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page of this Agreement or any delivery contemplated hereby by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart thereof.

(d) Each party hereto agrees to keep confidential, the terms and provisions of the Documents and the transactions contemplated hereby and thereby (collectively, the **"Transactions"**); provided that either party may disclose the terms and provisions of the Documents and transactions contemplated hereby and thereby (collectively, **"Confidential Information"**) (i) to its or its controlling entities' employees, officers, directors, agents, consultants, auditors, attorneys and accountants, (ii) if it is reasonably believed by it to be compelled by any court decree, subpoena or other legal or administrative order or process, (iii) on the advice of its counsel, otherwise required by law or necessary or appropriate in connection with any litigation or other proceeding to which it or its affiliates is a party, or (iv) which becomes available to such party from a third party on a non-confidential basis. Notwithstanding the foregoing, the obligations of confidentiality contained herein, as they relate to the Transactions, shall not apply to the federal tax structure or federal tax treatment of the Transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transactions. The preceding sentence is intended to cause each Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transactions or any federal tax matter or federal tax idea related to the Transactions.

IN WITNESS WHEREOF, Lessee and Lessor have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

LESSOR:
First Colombia Gold Corp.
By: E Robert Gates
Name: E. ROBERT GATES
Title: CEO

LESSEE:
SWO & ISM, LLC
By: [signature] Monica Ticer
Name: Stephen A Walker Monica Ticer
Title: member/Manager

Guarantor, or any other party to whom Lessor may have recourse in regard to this Lease, or in the industry in which Lessee or Guarantor or such other party operates, or a change in control of any one of the aforesaid parties; and (iv) the absence, during the period from the date that this Schedule is delivered to the Lessee for execution to the Last Delivery Date, of any disruption of, or adverse change in, the leasing or lending market, leasing or loan syndication, or financial, banking or capital markets conditions. If any such condition precedent is not so satisfied by the Last Delivery Date, Lessor shall have no obligation to proceed with the transactions contemplated under this Schedule or any other Documents related to this Schedule.

9. First Termination Date: **Thirty-six (36)** months after the Basic Term Commencement Date.

10. Interim Rent: For the period from and including the Lease Commencement Date to but not including the Basic Term Commencement Date (**"Interim Period"**), Lessee shall pay as rent (**"Interim Rent"**) for each unit of Equipment, the product of the Daily Lease Rate Factor times the Capitalized Lessor's Cost of such unit times the number of days in the Interim Period. Interim Rent shall be due on ________.

11. Basic Term Rent. Commencing on ________ and on the same day of each month thereafter (each, a **"Rent Payment Date"**) during the Basic Term, Lessee shall pay as rent (**"Basic Term Rent"**) the product of the Basic Term Lease Rate Factor times the Capitalized Lessor's Cost of all Equipment on this Schedule.

C. Tax Benefits

Depreciation Deductions:

1. Depreciation method is the 200% declining balance method, switching to straight line method for the 1st taxable year for which using the straight line method with respect to the adjusted basis as of the beginning of such year will yield a larger allowance.

2. Recovery Period: **5 years**.

3. Basis: 100 % of the Capitalized Lessor's Cost.

D. Property Tax

APPLICABLE TO EQUIPMENT LOCATED IN KENTUCKY: Lessee agrees that it will not list any of such Equipment for property tax purposes or report any property tax assessed against such Equipment until otherwise directed in writing by Lessor. Upon receipt of any property tax bill pertaining to such Equipment from the appropriate taxing authority, Lessor will pay such tax and will invoice Lessee for the expense. Upon receipt of such invoice, Lessee will promptly reimburse Lessor for such expense.

Lessor may notify Lessee (and Lessee agrees to follow such notification) regarding any changes in property tax reporting and payment responsibilities.

IN WITNESS WHEREOF, Lessee and Lessor have caused this Schedule to be executed by their duly authorized representatives as of the date first above written.

LESSOR:	LESSEE:
First Colombia Gold Corp.	**SWO & ISM, LLC**
By: E Robert Gates	By: [signature]
Name: E. ROBERT GATES	Name: [illegible]
Title: C.E.O.	Title: Member/Manager